Exhibit 99.1

Athena Reports High-Grade Silver, Up To 6,630 g/t, From Newly Completed Prospecting
Program at Excelsior Springs, Nevada

Vacaville, CA ---- January 23, 2025 - Athena Gold Corporation (CSE: ATHA) (OTCQB: AHNR) (“Athena” or the “Company”) is pleased to report initial results from its recently completed fall regional prospecting and sampling program at its 100%-owned Excelsior Springs project in Nevada. In November 2024, Big Rock Exploration was hired to complete a regional prospecting and mapping program over the Excelsior Springs project, which covered the Buster, Lida Belle, and Blue Dick target areas. The intention is to build a regional framework to guide and prioritize future exploration. While full analytical results remain pending, the Company is pleased to report high-grade precious metal values from surface grab samples, including up to 6,630 g/t Ag from the Blue Dick area – a target with no known historical drill records.

“Since closing our financing, the team has wasted no time diving deep into Excelsior Springs and ground-truthing the newly acquired Blue Dick claims. The 6,630 g/t Ag sample, which exceeds all known historical silver sample grades at Excelsior, confirms the area's high-grade nature of silver mineralization. Importantly, to our knowledge, this target area has never been drill tested, presenting a major blue-sky opportunity for Athena. We plan to return to this area in short order,” stated John Power, President and CEO of Athena Gold.

Highlights:

•	The recently completed prospecting program at Excelsior Springs comprised mapping and sampling over the property area and represented Athena’s first-time exploring the recently acquired Blue Dick claims (refer to press release dated August 29, 2024).

•	Sample K024547 returned bonanza silver grades of 6,630 g/t Ag, along with 0.4 g/t Au, 2.28% Cu, and 2.42% Pb.

•	Sample K024547 also returned high-grade antimony over the >1% Sb detection limit; further overlimit analytical results remain pending.

•	Historical grab samples from the Blue Dick area, grading up to 2,340 g/t Ag, 7.4 g/t Au , 25.5% Cu, and 6.92% Pb, are indicated in a historical report (R. Milne, 2007, Geology of the BD Claim Block). The QP has not been able to verify these results, and therefore, these results should not be relied upon.

•	There are no known records of any drilling or geophysical surveys over the Blue Dick claims.

•	Further analytical results remain pending from the fall 2024 prospecting program at Excelsior Springs and will be released once available.

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Figure 1: Geological map of Blue Dick claims, Excelsior Springs Project, showing recent and historical grab sample results.

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Figure 2: Sample K024547 collected from a historic rock pile at the Blue Dick area returning 6,630 g/t Ag, 0.4 g/t Au, 2.28% Cu, 2.42% Pb and >1% Sb.

QA/QC

Analytical work for rock samples was completed by ALS Laboratories in Elko, Nevada. Samples were crushed before a 250-gram split was pulverized to over 85%, passing 75 microns. Rock samples were analyzed for gold by fire assay using a 30-gram charge with an atomic absorption spectroscopy finish. If assay results exceed 10.0 g/t gold, the sample rejects are analyzed by 50-gram fire assay with a gravimetric finish. 0.25-gram splits were collected from the samples and were submitted for four acid digests with inductively coupled plasma mass spectroscopy. If assay results from Cu, Pb, Zn, or Sb were above 1% or Ag above 1500 ppm, samples were submitted for acid digest, inductively coupled plasma atomic emission spectroscopy. For samples above 1500 ppm Ag, 30-gram splits were analyzed by fire assay with a gravimetric finish. Sampling and analytical procedures are subject to a Quality Assurance and Quality Control program that includes duplicate samples and analytical standards.

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Qualified Person

The technical information in this news release, except as otherwise noted, has been reviewed and approved by Benjamin Kuzmich, P.Geo., a geoscientist and qualified person for the purposes of National Instrument 43-101.

About Athena Gold Corporation

Athena is engaged in the business of mineral exploration and the acquisition of mineral property assets. Its objective is to locate and develop economic precious and base metal properties of merit and to conduct additional exploration drilling and studies on its projects across North America. Athena’s Excelsior Springs Au-Ag project is located in the prolific Walker Lane Trend in Nevada. Excelsior Springs spans 1,675 ha and covers at least three historic mines along the Palmetto Mountain trend, where the Company is following up on a recent shallow oxide gold discovery, with drill results including 5.35 g/t Au over 33.5 m. Meanwhile, the Company’s new Laird Lake project is situated in the Red Lake Gold District of Ontario, covering 4,158 ha along more than 10 km of the Balmer-Confederation Assemblage contact, where recent surface sampling results returned up to 373 g/t Au. This underexplored area is road-accessible, located about 10 km west of West Red Lake Gold’s Madsen mine and 34 km northwest of Kinross Gold's Great Bear project.

For further information about Athena Gold Corporation and our Excelsior Springs Gold project, please visit www.athenagoldcorp.com.

On Behalf of the Board of Directors

John C. Power

President and Chief Executive Officer

For further information, please contact:

Athena Gold Corporation
John C. Power, President and CEO

Phone: (707) 291-6198

Email: johnpower@athenagoldcorp.com

CHF Capital Markets

Cathy Hume, CEO

Phone: (416) 868-1079 x 251

Email: cathy@chfir.com

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Forward-Looking Statements

This press release contains forward-looking statements and forward-looking information (collectively, "forward-looking statements") within the meaning of applicable Canadian and U.S. securities laws. All statements, other than statements of historical fact, included herein, including, without limitation, statements regarding future exploration plans, future results from exploration, and the anticipated business plans and timing of future activities of the Company, are forward-looking statements. Although the Company believes that such statements are reasonable, it can give no assurance that such expectations will prove to be correct. Forward-looking statements are typically identified by words such as: "believes", "will", "expects", "anticipates", "intends", "estimates", ''plans", "may", "should", ''potential", "scheduled", or variations of such words and phrases and similar expressions, which, by their nature, refer to future events or results that may, could, would, might or will occur or be taken or achieved. In making the forward-looking statements in this press release, the Company has applied several material assumptions, including without limitation, that there will be investor interest in future financings, market fundamentals will result in sustained precious metals demand and prices, the receipt of any necessary permits, licenses and regulatory approvals in connection with the future exploration and development of the Company's projects in a timely manner.

The Company cautions investors that any forward-looking statements by the Company are not guarantees of future results or performance, and that actual results may differ materially from those in forward-looking statements as a result of various risk factors as disclosed in the final long form prospectus of the Company dated August 31, 2021.

Readers are cautioned not to place undue reliance on forward-looking statements. The Company undertakes no obligation to update any of the forward-looking statements in this press release or incorporated by reference herein, except as otherwise.

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